News Release                                                          [UPR LOGO]
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              UPR URGES PENNZOIL TO PROVIDE DEFINITIVE INFORMATION
                              ON KARABAKH DRILLING

          Letter from Messman to Pate Follows Today's Announcement of
                    Pennzoil's Drilling Results at Karabakh

Fort Worth, TX - Oct. 10, 1997 - Union Pacific Resources Group Inc. (NYSE: UPR) has released the following letter that UPR Chairman and Chief Executive Officer Jack L. Messman today sent to Pennzoil Chairman and Chief Executive Officer James L. Pate:

Dear Jim:

As recently as September 4, in a national newspaper advertisement, Pennzoil said its Karabakh prospect in the Caspian Sea could contain more than one billion barrels of crude oil.

In light of Karabakh's significance and the press release Pennzoil issued today on preliminary drilling results at Karabakh, it is incumbent upon you to promptly provide definitive information on current and future results so that Pennzoil shareholders, the investment community and UPR can assess the significance of these developments.


Sincerely,


Jack L. Messman

cc: Pennzoil Board of Directors



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